Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports Second Quarter 2008 Earnings
Significant items to report are as follows:
•	Reported net income of $41.8 million and Adjusted EBITDA of $48.0 million for the three months ended June 30, 2008.

•	Shreveport refinery expansion project operational in May 2008.

•	Declared a distribution of $0.45 per unit on all outstanding units for the second quarter of 2008.
INDIANAPOLIS—(PR NEWSWIRE)—August 5, 2008—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the three months ended June 30, 2008 of $41.8 million compared to net income of $37.4 million for the same period in 2007. Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $65.5 million and $48.0 million, respectively, for the three months ended June 30, 2008 as compared to $42.5 million and $43.5 million, respectively, for the comparable periods in 2007. Distributable Cash Flow for the three months ended June 30, 2008 was $36.9 million as compared to $37.9 million for the same period in 2007. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
Net income for the six months ended June 30, 2008 was $38.4 million compared to net income of $65.6 million for the same period in 2007. EBITDA and Adjusted EBITDA were $77.8 million and $62.9 million, respectively, for the six months ended June 30, 2008 as compared to $75.3 million and $75.9 million, respectively, for the same period in 2007. Distributable Cash Flow for the six months ended June 30, 2008 was $50.1 million as compared to $66.2 million for the same period in 2007. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
The Partnership’s performance for the three months ended June 30, 2008 as compared to the same period in the prior year was significantly impacted by increased gross profit in our fuels segment, offset by lower gross profit in our specialty products segment. The increase in fuel products segment gross profit was primarily due to increased volume and LIFO gains resulting from the liquidation of lower cost inventory layers which lowered cost of sales. Specialty products gross profit decreased period over period primarily due to result of the rising cost of crude oil outpacing increases in selling prices partially offset by LIFO gains resulting from the liquidation of lower cost inventory layers which lowered cost of sales. In total, the Partnership recognized increased LIFO inventory gains of approximately $59.8 million as compared to the same period in the prior year as part of the implementation of a working capital reduction initiative. The Partnership’s performance was also positively affected by increased unrealized gains on certain crude collar oil derivative instruments not designated as hedges and a one-time gain of $5.8 million on the lease of mineral rights on the real property at our Shreveport and Princeton refineries to an unaffiliated third party which have been accounted for as a sale. These increases were partially offset by increased interest expense due primarily to higher debt levels from financing both the Penreco acquisition, which closed in January 2008, as well as the completion of the Shreveport refinery expansion project, which was operational in May 2008.
Total Specialty Products segment sales volume for the second quarter of 2008 was 30,088 barrels per day as compared to 24,692 barrels per day for the same period in the prior year, an increase of 5,396 barrels per day or

21.9%, primarily due to incremental sales volume associated with our Karns City and Dickinson facilities acquired in the purchase of Penreco in January 2008.
Total Fuel Products segment sales volume for the second quarter of 2008 was 30,264 barrels per day as compared to 25,044 barrels per day in the same period for the prior year, an increase of 5,220 barrels per day, or 20.8%, primarily due to higher fuels production, primarily diesel, subsequent to the completion of the Shreveport refinery expansion project.
Gross profit by segment for the second quarter of 2008 for specialty products and fuel products was $21.5 million and $39.4 million, respectively, compared to $40.6 million and $19.9 million, respectively, for the same period in 2007.
“Historically high crude oil prices have continued to pose significant challenges for Calumet during the quarter. We have implemented multiple rounds of specialty product price increases to customers during this volatile period. We expect the recent reduction or termination of production of certain specialty products by other major suppliers will have a favorable impact on Calumet placing additional specialty products volumes in the market from our Shreveport refinery expansion project,” said Bill Grube, Calumet’s CEO and President. “The completion of the Shreveport refinery expansion project in May 2008, the continued integration of Penreco, our increased hedging of specialty products input prices and working capital reductions, all which were our previously announced second quarter initiatives, had a positive impact on our results. That being said, this remains a very difficult operating environment for all refiners, including Calumet. While we outline in this release and will discuss on our earnings conference call the continued actions we are taking to mitigate the adverse impact of this environment on our operating results, we can provide no assurances as to the timing or magnitude of continued improvement in our operating results and, to the extent we experience continued rapid escalation of crude oil prices, our operating results could be adversely affected,” said Mr. Grube.
Shreveport Refinery Expansion Project Operational
As of May 2008, the Shreveport refinery expansion project was operational. We invested approximately $147.7 million in capital expenditures at the Shreveport refinery in the six months ended June 30, 2008, of which $115.5 million relates to the Shreveport refinery expansion project. From December 31, 2005 through June 30, 2008, the Partnership has invested approximately $473.1 million in the Shreveport refinery, of which $369.9 million relates to the Shreveport refinery expansion project.
The Shreveport expansion project has increased this refinery’s throughput capacity from 42,000 bpd to 60,000 bpd. For the three months ended June 30, 2008, the Shreveport refinery had total feedstock runs of 41,000 bpd, which represents an increase of approximately 6,000 bpd from the first quarter of 2008. As part of this project, we have enhanced the Shreveport refinery’s ability to process sour crude oil. As of June 30, 2008, we are processing approximately 13,000 bpd of sour crude oil at the Shreveport refinery. In certain operating scenarios, we expect we will be able to increase sour crude oil throughput rates up to approximately 25,000 bpd. The total cost of the Shreveport refinery expansion project is approximately $375.0 million, an increase of $25.0 million from our previous estimate. This increase is primarily due to increased construction labor costs to avoid further delays in the project’s completion. The $375.0 million aggregate cost estimate of the expansion project significantly exceeds the Partnership’s original estimate.
Further, we have invested $32.2 million in the six months ended June 30, 2008 in existing operations at our Shreveport refinery for projects to improve efficiency, de-bottleneck certain operating units and for new product development. These expenditures are anticipated to enhance and improve our product mix and operating cost leverage, but will not significantly increase the feedstock throughput capacity of the refinery. We anticipate an additional $5.0 million will be incurred over the next year related to these projects.
Other Strategic Initiatives

          Increased Crude Oil Price Hedging for Specialty Products Segment
          We remain committed to an active hedging program to manage commodity price risk in both our specialty products and fuel products segments. Due to the current volatility in the crude oil price environment and the impact such volatility has had on our short-term cash flows while our product pricing is adjusted, we have implemented modifications to our hedging strategy to increase the overall portion of input prices for specialty products we have hedged. Specifically, we are targeting to hedge crude oil prices for up to 75% of our specialty products production. We continue to believe that a shorter-term time horizon of hedging crude oil purchases for 3 to 9 months forward for the specialty products segment is appropriate given our ability to increase specialty products prices within this timeframe. During the second quarter of 2008, we added approximately 3,000,000 barrels of crude oil collar derivative instruments, including hedges out to the second quarter of 2009. Our outstanding hedge positions are listed at the end of this press release.
          Working Capital Reduction
          We have successfully implemented strategies to minimize inventory levels across all of our facilities to reduce working capital needs, especially given the impact of increased crude oil prices on inventories. As an example, effective May 1, 2008, Calumet entered into a crude oil supply agreement with an affiliate of our general partner to purchase crude oil used at our Princeton refinery on a just-in-time basis which has significantly reduced crude oil inventory historically maintained for this facility by approximately 200,000 barrels. We will continue to execute this working capital strategy during the third quarter of 2008 to potentially make further reductions in inventory. During the second quarter of 2008, we reduced our overall inventory levels by approximately 600,000 barrels, or approximately 30.0%, from inventory levels as of March 31, 2008.
          Operating Cost Reductions
          We continue to implement operating cost reductions related to several areas including maintenance and utility costs.
Credit Agreement Covenant Compliance
As previously disclosed, the Partnership has experienced recent adverse financial conditions primarily associated with historically high crude oil costs, which have negatively affected specialty products gross profit. Also contributing to these adverse financial conditions have been the significant cost overruns and delays in the startup of the Shreveport refinery expansion project. Compliance with the financial covenants pursuant to the Partnership’s credit agreements is tested quarterly and, as of June 30, 2008, the Company was in compliance with all financial covenants. Our ability to maintain compliance with these financial covenants in the quarter ended June 30, 2008 was substantially assisted by both reductions in our inventory levels, which resulted in LIFO inventory gains, and a one-time benefit from the sale of mineral rights on the real property at our Shreveport and Princeton refineries to an unaffiliated third party. As previously described, the Partnership is taking steps to ensure that it continues to meet the requirements of its credit agreements and currently forecasts that it will be in compliance in future periods.
While assurances cannot be made regarding our future compliance with these covenants, the Partnership anticipates that our product pricing strategies, completion of the Shreveport refinery expansion project, continued integration of the Penreco acquisition and the other strategic initiatives previously described will allow us to maintain compliance with such financial covenants and improve the Partnership’s Adjusted EBITDA and distributable cash flows.
Failure to achieve our anticipated results may result in a breach of certain of the financial covenants contained in our credit agreements. If this occurs, we will enter into discussions with our lenders to either modify the terms of the existing credit facilities or obtain waivers of non-compliance with such covenants in the event the

Partnership fails to comply with a financial covenant. There can be no assurances of the timing of the receipt of any such modification or waiver, the term or costs associated therewith or our ultimate ability to obtain the relief sought. The Partnership’s failure to obtain a waiver of non-compliance with certain of the financial covenants or otherwise amend the credit facilities would constitute an event of default under its credit facilities and would permit the lenders to pursue remedies. These remedies could include acceleration of maturity under our credit facilities and limitation or elimination of the Partnership’s ability to make distributions to its unitholders.
Quarterly Distribution
As announced on July 15, 2008, the Partnership declared a quarterly cash distribution of $0.45 per unit on all outstanding units for the three months ended June 30, 2008. The distribution will be paid on August 14, 2008 to unitholders of record as of the close of business on August 4, 2008.
     The following table sets forth unaudited information about our combined refinery operations. Refining production volume differs from sales volume due to changes in inventory.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Sales volume (bpd):
Specialty products sales volume	30,088	24,692	31,088	23,862
Fuel products sales volume	30,264	25,044	28,791	22,724

Total (1)	60,352	49,736	59,879	46,586

Total feedstock runs (bpd)(2)(3)	60,702	49,488	58,350	47,465
Facility production (bpd):
Specialty products:
Lubricating oils	12,943	11,495	13,032	10,795
Solvents	8,813	4,994	8,847	5,095
Waxes	1,983	1,337	2,019	1,121
Fuels	843	2,022	1,165	2,080
Asphalt and other by-products	7,171	6,723	6,965	5,885

Total	31,753	26,571	32,028	24,976

Fuel products:
Gasoline	8,304	6,660	8,758	7,245
Diesel	12,826	5,433	10,597	5,281
Jet fuel	5,752	7,962	5,825	7,563
By-products	559	2,255	381	1,724

Total	27,441	22,310	25,561	21,813

Total facility production (3)	59,194	48,881	57,589	46,789

(1)	Total sales volume includes sales from the production of our facilities, sales of purchased products and sales of inventories. The increase in sales volume for the three and six months ended June 30, 2008 compared to the same period in the prior year was primarily due to volume associated with our Karns City and Dickinson facilities, which were acquired as a result of the Penreco acquisition on January 3, 2008.

(2)	Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our facilities. The increase in feedstock runs for the three and six months ended June 30, 2008 compared to the same period in the prior year was due to the completion of the Shreveport refinery expansion project as well as feedstock runs associated with the Karns City and Dickinson facilities, which we acquired as part of the Penreco acquisition on January 3, 2008.

(3)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
About the Company
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.
A conference call is scheduled for 1:30 p.m. ET (12:30 p.m. CT) Wednesday, August 6, 2008, to discuss the financial and operational results for the second quarter of 2008. Anyone interested in listening to the presentation may call 866-383-7989 and enter passcode 37403592. For international callers, the dial-in number is 617-597-5328 and the passcode is 37403592.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 92226577. International callers can access the replay by calling 617-801-6888 and entering passcode 92226577. The replay will be available beginning Wednesday, August 6, 2008, at approximately 3:30 p.m. until Wednesday, August 20, 2008.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the volatility of refining margins; risks associated with our Shreveport expansion project; difficulties in successfully integrating Penreco; the impact of crude oil price fluctuations; the success of the Partnership’s hedging and other risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the ability of the Partnership to comply with the financial covenants contained in its credit facilities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Forms 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding (i) the Shreveport expansion project’s expected costs and the resulting increases in throughput and production levels and (ii) the future benefits of the Penreco acquisition, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.
Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; and (g) all non-recurring restructuring charges associated with the Penreco acquisition minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	Unaudited		Unaudited
Sales	$671,220	$421,726	$1,265,943	$772,839
Cost of sales	610,338	361,255	1,170,227	657,333

Gross profit	60,882	60,471	95,716	115,506
Operating costs and expenses:
Selling, general and administrative	9,419	6,435	17,671	11,834
Transportation	21,169	14,048	45,029	27,617
Taxes other than income taxes	1,007	884	2,062	1,796
Other	341	162	564	342

Operating income	28,946	38,942	30,390	73,917

Other income (expense):
Interest expense	(8,536)	(1,113)	(13,702)	(2,128)
Interest income	107	569	323	1,559
Debt extinguishment costs	(373)	—	(898)	—
Realized gain (loss) on derivative instruments	2,526	(4,052)	(351)	(5,788)
Unrealized gain (loss) on derivative instruments	13,456	3,285	17,025	(1,492)
Gain on sale of mineral rights	5,770	—	5,770	—
Other	63	42	18	(136)

Total other income (expense)	13,013	(1,269)	8,185	(7,985)

Net income before income taxes	41,959	37,673	38,575	65,932
Income tax expense	151	255	159	305

Net income	$41,808	$37,418	$38,416	$65,627

Minimum quarterly distribution to common unitholders	(8,625)	(7,365)	(17,250)	(14,730)
General partner’s incentive distribution rights	(10,658)	(9,353)	(10,658)	(14,102)
General partner’s interest in net income	(326)	(297)	(258)	(594)
Common unitholders’ share of net income in excess of minimum quarterly distribution	(9,704)	(8,076)	(9,704)	(13,592)

Subordinated unitholders’ interest in net income	$12,495	$12,327	$546	$22,609

Basic and diluted net income per limited partner unit:
Common	$0.96	$0.94	$1.41	$1.73
Subordinated	$0.96	$0.94	$0.05	$1.73
Weighted average limited partner common units outstanding — basic	19,166	16,366	19,166	16,366
Weighted average limited partner subordinated units outstanding — basic	13,066	13,066	13,066	13,066
Weighted average limited partner common units outstanding — diluted	19,166	16,368	19,166	16,368
Weighted average limited partner subordinated units outstanding — diluted	13,066	13,066	13,066	13,066

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash	$454	$35
Accounts receivable:
Trade	209,453	109,501
Other	1,924	4,496

	211,377	113,997

Inventories	113,300	107,664
Prepaid expenses and other current assets	3,308	7,588

Total current assets	328,439	229,284
Property, plant and equipment, net	669,353	442,882
Goodwill	48,960	—
Other intangible assets, net	55,532	2,460
Other noncurrent assets, net	11,046	4,231

Total assets	$1,113,330	$678,857

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$253,894	$167,977
Accrued salaries, wages and benefits	7,032	2,745
Taxes payable	8,188	6,215
Other current liabilities	6,951	4,882
Current portion of long-term debt	4,792	943
Derivative liabilities	132,328	57,503

Total current liabilities	413,185	240,265
Pension and postretirement benefit obligations	4,672	—
Long-term debt, less current portion	384,835	38,948

Total liabilities	802,692	279,213
Commitments and contingencies Partners’ capital:
Partners’ capital	441,108	439,285
Accumulated other comprehensive loss	(130,470)	(39,641)

Total partners’ capital	310,638	399,644

Total liabilities and partners’ capital	$1,113,330	$678,857

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended
	June 30,
	2008	2007
	Unaudited
Operating activities
Net income	$38,416	$65,627
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,193	7,454
Amortization of turnaround costs	737	1,862
Non-cash debt extinguishment costs	898	—
Unrealized (gain) loss on derivative instruments	(17,025)	1,492
Gain on sale of mineral rights	(5,770)	—
Other non-cash activities	1,194	47
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(55,896)	(29,787)
Inventories	60,756	8,534
Prepaid expenses and other current assets	4,350	838
Derivative activity	1,021	101
Intangible assets	(1,437)	—
Other noncurrent assets	990	(4,238)
Accounts payable	56,903	31,207
Accrued salaries, wages and benefits	(1,393)	(1,374)
Taxes payable	1,973	873
Other current liabilities	(205)	(520)

Net cash provided by operating activities	111,705	82,116
Investing activities
Additions to property, plant and equipment	(152,547)	(103,109)
Acquisition of Penreco, net of cash acquired	(269,118)	—
Proceeds from sale of mineral rights	6,065	—
Proceeds from disposal of property, plant and equipment	—	49

Net cash used in investing activities	(415,600)	(103,060)
Financing activities
Proceeds from (repayments of) borrowings, net — revolving credit facility	18,969	27
Repayments of borrowings— prior term loan credit facility	(30,099)	(250)
Proceeds from borrowings — new term loan credit facility, net	367,600	—
Debt issuance costs	(9,633)	—
Repayments of borrowings — new term loan credit facility	(7,990)	—
Change in bank overdraft	2,121	—
Purchase of units for unit grants	(115)	—
Distributions to partners	(36,539)	(37,346)

Net cash provided by (used in) financing activities	304,314	(37,569)

Net increase (decrease) in cash	419	(58,513)
Cash at beginning of period	35	80,955

Cash at end of period	$454	$22,442

Supplemental disclosure of cash flow information
Interest paid	$14,645	$4,087

Income taxes paid	$13	$100

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	Unaudited		Unaudited
Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$41,808	$37,418	$38,416	$65,627
Add:
Interest expense and debt extinguishment costs	8,909	1,113	14,600	2,128
Depreciation and amortization	14,651	3,714	24,579	7,191
Income tax expense	151	255	159	305

EBITDA	$65,519	$42,500	$77,754	$75,251

Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$(18,721)	$(2,214)	$(18,244)	$1,592
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	1,173	3,190	3,368	(898)

Adjusted EBITDA	$47,971	$43,476	$62,878	$75,945

Less:
Maintenance capital expenditures (1)	(2,943)	(4,375)	(4,430)	(7,536)
Cash interest expense (2)	(7,999)	(984)	(8,223)	(1,867)
Income tax expense	(151)	(255)	(159)	(305)

Distributable Cash Flow	$36,878	$37,862	$50,066	$66,237

(1)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Six Months Ended
	June 30,
	2008	2007
	Unaudited
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$62,878	$75,945
Add:
Unrealized loss from mark to market accounting for hedging activities	18,244	(1,592)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(3,368)	898

EBITDA	$77,754	$75,251

Add:
Interest expense and debt extinguishment costs, net	(12,925)	(1,900)
Unrealized loss on derivative instruments	(17,025)	1,492
Income tax expense	(159)	(305)
Provision for doubtful accounts	565	—
Non-cash debt extinguishment costs	898	—
Changes in assets and liabilities:
Accounts receivable	(55,896)	(29,787)
Inventory	60,756	8,534
Other current assets	4,350	838
Derivative activity	1,021	101
Accounts payable	56,903	31,207
Other current liabilities	375	(1,021)
Other, including changes in noncurrent assets and liabilities	(4,912)	(2,294)

Net cash provided by operating activities	$111,705	$82,116

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
EXISTING COMMODITY DERIVATIVE INSTRUMENTS
     The following table provides a summary of our derivatives and implied crack spreads for our crude oil, diesel and gasoline swaps as of June 30, 2008:

			Implied Crack
Swap Contracts by Expiration Dates	Barrels	BPD	Spread ($/Bbl)
Third Quarter 2008	2,208,000	24,000	$12.25
Fourth Quarter 2008	2,116,000	23,000	12.42
Calendar Year 2009	8,212,500	22,500	11.43
Calendar Year 2010	7,482,500	20,500	11.20
Calendar Year 2011	3,009,000	8,244	12.08

Totals	23,028,000
Average price			$11.61
     The following tables provide information about our derivative instruments related to our specialty products segment as of June 30, 2008:

			Average	Average	Average	Average
			Lower Put	Upper Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
August 2008	62,000	2,000	74.30	84.30	94.30	104.30
September 2008	60,000	2,000	74.30	84.30	94.30	104.30

Totals	122,000
Average price			$74.30	$84.30	$94.30	$104.30
     At June 30, 2008, the Company had the following three-way crude collar derivatives related to crude oil purchases in its specialty products segment, none of which are designated as hedges. As a result of these barrels not being designated as hedges, the Company recognized $3.4 million of gains in unrealized gain (loss) on derivative instruments in the unaudited condensed consolidated statements of operations for the three months ended June 30, 2008.

			Average	Average	Average
			Sold Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)
Third Quarter 2008	1,225,000	13,315	$120.83	$131.14	$139.06
Fourth Quarter 2008	276,000	3,000	$118.00	$137.33	$145.67

Totals	1,501,000
Average price			$120.31	$132.28	$140.28
     At June 30, 2008, the Company had the following two-way crude collar derivatives related to crude oil purchases in its specialty products segment, none of which are designated as hedges. As a result of these barrels not being designated as hedges, the Company recognized $4.3 million of gains in unrealized gain (loss) on derivative instruments in the unaudited condensed consolidated statements of operations for the three months ended June 30, 2008.

			Average	Average
			Sold Put	Bought Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)
Fourth Quarter 2008	276,000	3,000	$98.85	$135.00

Totals	276,000
Average price			$98.85	$135.00
     At June 30, 2008, the Company had the following crude oil swap derivatives related to crude oil purchases in its specialty products segment, all of which are designated as hedges except for 62,000 barrels in 2008. As a result of these barrels not being designated as hedges, the Company recognized $0.4 million of gains in unrealized gain (loss) on derivative instruments in the unaudited condensed consolidated statements of operations for the three months ended June 30, 2008.

Crude Oil Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
Third Quarter 2008	108,000	1,174	$119.55
Fourth Quarter 2008	46,000	500	100.45

Totals	154,000
Average price			$113.85

     At June 30, 2008, the Company had the following derivatives related to natural gas purchases, all of which are designated as hedges except for 640,000 Mmbtus. As a result of these barrels not being designated as hedges, the Company recognized $1.7 million of gains in unrealized gain (loss) on derivative instruments in the unaudited condensed consolidated statements of operations for the three months ended June 30, 2008.

Natural Gas Swap Contracts by Expiration Dates	MMbtu	$/MMbtu
Third Quarter 2008	220,000	$10.38
Fourth Quarter 2008	330,000	$10.38
First Quarter 2009	330,000	$10.38

Totals	880,000
Average price		$10.38
     As of July 31, 2008, we have added the following derivative instruments to the above transactions for our specialty products segment:
     The Company entered into the following three-way crude collar derivatives related to crude oil purchases in its specialty products segment, none of which are designated as hedges.

			Average	Average	Average
			Lower Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)
August 2008	186,000	6,000	$127.50	$136.50	$145.17
September 2008	30,000	1,000	100.00	122.00	131.00
October 2008	186,000	6,000	107.13	125.21	134.21
November 2008	150,000	5,000	107.20	125.73	134.73
December 2008	155,000	5,000	107.20	125.73	134.73

Totals	707,000
Average price			$112.22	$128.27	$137.18
     The Company entered into the following two-way crude collar derivatives related to crude oil purchases in its specialty products segment, none of which are designated as hedges.

			Average	Average
			Sold Put	Bought Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)
First Quarter 2009	180,000	2,000	$112.05	$145.00
Second Quarter 2009	91,000	1,000	111.45	145.00

Totals	271,000
Average price			$111.85	$145.00
     The Company entered into the following derivatives related to natural gas purchases, all of which are designated as hedges.

Natural Gas Swap Contracts by Expiration Dates	MMbtu	$/MMbtu
Third Quarter 2008	100,000	$11.61
Fourth Quarter 2008	50,000	$11.61

Totals	150,000
Average price		$11.61